EXHIBIT 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2008 RESULTS
AND INCREASES QUARTERLY DIVIDEND

Purchase, New York, May 6, 2008 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2008.

Adjusted pre-tax income(1), excluding unrealized losses on interest rate swaps, was $25.9 million in the first quarter of 2008, compared to $20.4 million in the first quarter of 2007, an increase of approximately 27%. The Company focuses on adjusted pre-tax results since it considers unrealized losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Total revenues for the first quarter of 2008 were $101.1 million compared to $79.6 million in the first quarter of 2007. EBITDA(2) was $67.4 million for the quarter versus $56.9 million in last year’s first quarter.

Adjusted Net Income (3), excluding unrealized losses on interest rate swaps, was $16.7 million in the first quarter of 2008, or $0.51 per fully diluted common share, compared to $13.1 million, or $0.39 per fully diluted common share in the first quarter of 2007.

Reported net loss for the first quarter of 2008 was $(3.8) million, or $(0.12) per fully diluted common share, versus net income of $11.1 million, or $0.33 per fully diluted common share in the prior year quarter.

“We are very pleased with our exceptional first quarter results” commented Brian M. Sondey, President and CEO of TAL International. “Adjusted pretax income increased 27% compared to the first quarter of last year, and our adjusted pretax return on equity increased seven percentage points to 27% on an annualized basis. The first quarter is typically our weakest quarter of the year, but this year we benefited from carried over momentum from our strong finish and aggressive fleet growth in 2007 as well as a continuation of favorable market conditions. Worldwide leasing demand remains solid despite the economic slowdown in the United States, new container prices have increased over 20% from the end of last year, and our used container selling prices and third-party trading volumes have been excellent. Our overall utilization decreased during the quarter due to the delivery of a large number of new containers, but we generated a significant number of lease commitments in the first quarter and expect many of these new containers to go on-hire over the next several months. Our core utilization, excluding the impact of new units, averaged approximately 94% in the first quarter.”

Outlook

Mr. Sondey continued “Market conditions are generally expected to remain favorable for the next few quarters. Analysts continue to project that global containerized trade will grow in the 10% range in 2008 and new and used container selling prices remain firm. While we expect to benefit as the containers committed to leases in the first quarter get picked up by our customers, it might prove difficult for us to maintain disposal gains and third-party trading margins at their current high range. In addition, in the first quarter we benefited from higher than normal ancillary items, such as foreign currency gains and repair revenue, and we expect these items to trend back to their typical range in the second quarter. As a result, while we expect our second quarter results in 2008 to be quite strong compared to our results in the second quarter of 2007, they may be down slightly from the first quarter level.”

Dividend

TAL’s board of directors has approved and declared a $0.4125 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 12, 2008 to shareholders of record at the close of business on May 22, 2008. Based on the information available today, we believe the distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey commented “The increase in our dividend level reflects the growth in our operating cash flow resulting from our strong current performance and the investments we made over the last year to grow our revenue earning assets. We will continue to remain focused on cash flow and dividends as key financial and management metrics for TAL.”

Share Repurchase Program

During the first quarter of 2008, TAL repurchased 362,100 shares for $8.0 million.

New Debt Facility

On March 27, 2008, TAL Advantage II, LLC, an indirect wholly owned subsidiary of TAL International Group, Inc., entered into a $125 million dollar Asset Backed Credit Facility. The facility has a 15 month revolving credit period that precedes a nine year term period in which the outstanding balance amortizes in equal monthly installments. The proceeds will be used to support future capital expenditures. TAL International Group, Inc. has guaranteed the obligations of TAL Advantage II, LLC under the facility.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, May 7th to discuss its fiscal first quarter results. An archive of the Webcast will be available one hour after the live call through Friday May 30th. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 20 offices in 11 countries and approximately 186 third party container depot facilities in 37 countries as of March 31, 2008. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 714,000 containers and related equipment representing approximately 1,166,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities

Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2008.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 7 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets:
Cash and cash equivalents (including restricted cash of $17,944 and $18,059)	$93,483	$70,695
Accounts receivable, net of allowances of $548 and $961	50,552	41,637
Net investment in finance leases	196,008	193,986
Leasing equipment, net of accumulated depreciation and allowances of $301,889 and $283,159	1,360,857	1,270,942
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $3,410 and $3,142	2,532	2,767
Equipment held for sale	46,305	35,128
Goodwill	71,898	71,898
Deferred financing costs	7,593	6,880
Other assets (including fair value of derivative instruments)	8,570	11,954
Total assets	$1,837,798	$1,705,887
Liabilities and stockholders’ equity:
Equipment purchases payable	$91,159	$26,994
Fair value of derivative instruments	50,079	18,726
Accounts payable and other accrued expenses	43,922	36,481
Deferred income tax liability	53,277	55,555
Debt	1,229,794	1,174,654
Total liabilities	1,468,231	1,312,410
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,482,316 shares issued	33	33
Treasury stock, at cost, 774,379 and 412,279 shares, respectively	(17,126)	(9,171)
Additional paid-in capital	395,510	395,230
Accumulated (deficit) earnings	(11,202)	4,858
Accumulated other comprehensive income	2,352	2,527
Total stockholders’ equity	369,567	393,477
Total liabilities and stockholders’ equity	$1,837,798	$1,705,887

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$72,432	$63,980
Finance leases	4,956	4,201
Equipment trading revenue	22,654	9,238
Management fee income	725	1,589
Other revenues	331	564
Total revenues	101,098	79,572
Expenses:
Equipment trading expenses	19,584	7,399
Direct operating expenses	7,833	7,372
Administrative expenses	10,510	10,254
Depreciation and amortization	26,828	24,496
Provision for doubtful accounts	47	117
Net (gain) on sale of leasing equipment	(4,300)	(2,420)
Interest and debt expense	14,729	11,911
Unrealized loss on interest rate swaps	31,745	3,191
Total expenses	106,976	62,320
(Loss) income before income taxes	(5,878)	17,252
Income tax (benefit) expense	(2,085)	6,166
Net (loss) income	$(3,793)	$11,086
Net (loss) income per common share – Basic	$(0.12)	$0.33
Net (loss) income per common share – Diluted	$(0.12)	$0.33
Weighted average number of common shares outstanding – Basic	32,637	33,184
Weighted average number of common shares outstanding – Diluted	32,637	33,378
Cash dividends paid per common share	$—	$0.30

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes unrealized loss on interest rate swaps.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized loss on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the item discussed above, net of income tax.

EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

–

these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

–

these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

–

these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA in the tables below for the three months ended March 31, 2008 and 2007.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three months ended March 31, 2008 and 2007.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA

(Dollars in Thousands)

	Three Months Ended March 31,
	2008	2007
Net (loss) income	$(3,793)	$11,086
Add:
Depreciation and amortization	26,828	24,496
Interest and debt expense	14,729	11,911
Income tax (benefit) expense	(2,085)	6,166
Unrealized loss on interest rate swaps	31,745	3,191
EBITDA	$67,424	$56,850

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliation of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended March 31,
	2008	2007
(Loss) income before income taxes	$(5,878)	$17,252
Add:
Unrealized loss on interest rate swaps	31,745	3,191
Adjusted pre-tax income	$25,867	$20,443

Net (loss) income	$(3,793)	$11,086
Add(a):
Unrealized loss on interest rate swaps	20,487	2,051
Adjusted net income	$16,694	$13,137
(a)	All net income adjustments are reflected net of income taxes.